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                                                                 EXHIBIT 23.10.4


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 10, 1998, February 10, 1997, and February 9, 1996, with respect to the financial statements of Shannon Manor Apartments, A Limited Partnership for the years ended December 31, 1997, 1996 and 1995 included in the Prospectus Supplement of AIMCO Properties, L.P., dated January 19, 1999, related to the offer to acquire units of limited partnership interest of Shannon Manor Apartments, A Limited Partnership.




                                                          /s/  ERNST & YOUNG LLP


Greenville, South Carolina
January 15, 1999